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                                                                    EXHIBIT 23.4

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Shareholders
VIALOG Corporation:

   We consent to the incorporation by reference herein of our report dated July 2, 1998, relating to the balance sheets of Conference Source International, Inc. as of December 31, 1995 and 1996, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996 and for the period January 1, 1997 to November 12, 1997, which report appears in the December 31, 1999 annual report on Form 10-K/A of VIALOG Corporation, and to the reference to our firm under the heading "Experts" in the proxy statement/prospectus and registration statement.

/s/ KPMG LLP

Boston, Massachusetts
February 8, 2001